Exhibit 99.1
Twitter Q1 2020 Shareholder Letter
San Francisco, CA
April 30, 2020
Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this letter’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. All growth rates referenced below are year over year unless otherwise indicated.

These are unprecedented times for Twitter and the world, and we are incredibly grateful for our team and their focus and resilience. Our work has never been more important. More people than ever are coming to Twitter to learn about COVID-19, to connect with their interests, and to find people with common experiences. We have responded quickly and decisively to the challenges presented by the current environment, updating our policies, increasing our use of machine learning and automation to take actions on potentially abusive and manipulative content, ensuring the continuity of our service, and partnering with advertisers to adapt their campaigns to the current situation. As our work continues we will remain focused on the health and safety of our people, our partners, and our communities.
Highlights
•Average monetizable DAU (mDAU) grew 24% year over year, driven by typical seasonal strength, ongoing product improvements, and global conversation related to the COVID-19 pandemic. This is our highest reported year-over-year growth rate to date. We have added 14 million average mDAUs since the previous quarter.
•Revenue was $808 million in Q1, up 3% year over year, reflecting a strong start to the quarter that was impacted by widespread economic disruption related to COVID-19 in March. Reduced expenses partially offset the revenue shortfall, resulting in an operating loss of $7 million.
•In light of the current operating and economic environment, we have shifted resources and priorities to increase focus on our revenue products, particularly performance ads beginning with MAP, with the goal of accelerating our long-term roadmap. We have also reduced our company hiring and non-labor expense plans to lower our expense growth while continuing to focus our investments on Engineering, Product, and Trust & Safety, ensuring our resources are allocated against our most important work.
Average monetizable DAU (mDAU) grew 24% year over year, driven by typical seasonal strength, ongoing product improvements, and global conversation related to the COVID-19 pandemic. This is our highest reported year-over-year growth rate to date. We have added 14 million average mDAUs since the previous quarter.
Q1 extended our momentum in mDAU growth with average mDAU of 166 million, up 24%. This is the highest quarterly year-over-year growth rate we’ve seen since we began reporting mDAU growth. The trend was broad-based, with double-digit growth in all top 10 markets. We grew US mDAU by 17% and international mDAU by 26%.
The increase in mDAU was driven by typical seasonal strength, ongoing product improvements, and increased engagement due to the COVID-19 pandemic. We saw strong mDAU growth throughout the quarter, with a significant acceleration in March as the pandemic became global. The absolute number of mDAUs stabilized toward the end of March as many people around the world settled into new routines.
We have 14 million more average mDAU in Q1 2020 compared to Q4 2019. Our efforts to improve the service are as important as ever as we work to deliver value to them. We see a significant opportunity to serve and hopefully retain more people around the world by showcasing the value and utility of our service.
To that end, we are focused on continuing to improve our development velocity and launched a number of new product features and enhancements in Q1, including:
•Topics: We made progress in better organizing around topics and events, expanding the number of Topics people can follow to 2,200 in six languages.

•Lists: We made it easier to connect to interests on Twitter by allowing people to see a ranked version of Tweets in a List, which means they’ll see the most relevant Tweets first. Previously the Tweets in a List were only viewable in reverse chronological order.
•Explore: We introduced a new setting on the Explore tab that enables people to have the flexibility to select any preferred location, giving them considerable choice in the content they see. It also detects when someone has changed locations and presents them with content relevant to their new location.
•Fleets: We launched Fleets as an experiment in Brazil to provide a new way to start conversations by sharing momentary thoughts. Fleets disappear after 24 hours and they don’t get Retweets, Likes, or public replies. Similar to Tweets, Fleets are text-first but you can also add videos, GIFs, or photos. From the test, we are learning how adding a new mode of conversation changes the way people interact and if it allows our audience to share what they’re thinking more comfortably. We’ll continue to iterate based on our learnings and we look forward to more people on Twitter experiencing Fleets soon.
In Q1 we also launched over 30 Health updates to help people feel safe expressing themselves on Twitter and to ensure that they can find credible information on our service, including:
•To reduce abuse, we expanded the scope of our hateful conduct policy to remove Tweets which include language that dehumanizes on the basis of age, disability, or disease.
•To combat misinformation, we launched our synthetic and manipulated media policy, which introduced a new rule and label to address situations where people have shared deceptively synthetic or manipulated media that could cause harm. Later in the quarter, as part of our response to COVID-19, we broadened our definition of harm to address content that goes directly against guidance from authoritative sources of global and local public health information.
•To protect the integrity of election-related conversations, we reintroduced general election candidate labels in the US, rolled out a reporting tool to enable people to report content that may suppress voter turnout or be misleading about the voting process, and engaged in proactive monitoring, detection, and surfacing of suspicious behavior related to the election.
We continue to enhance the global conversation on Twitter with live and on-demand video content, including short videos and highlights, across sports, entertainment, news, and politics. Some recently signed video content deals include CBS partnering with the Recording Academy to deliver an exclusive live stream of the GRAMMYs red carpet pre-show on Twitter, the Overwatch League and Major League Gaming renewing multiyear media rights partnerships to drive distribution of near-real-time highlight clips from each week of the Overwatch League and Call of Duty League seasons, and CBS News live-streaming its Democratic presidential primary debate on Twitter and asking the candidates questions Tweeted by voters.
Although the latter part of Q1 was challenging for the conversation around live sports and their highlights on Twitter as professional sports leagues suspended operations in light of the COVID-19 pandemic, many content partners quickly adapted, showing clips from previous events as a way to continue to engage with their fans and the conversation on Twitter.
Revenue was $808 million in Q1, up 3% year over year, reflecting a strong start to the quarter that was impacted by widespread economic disruption related to COVID-19 in March. Reduced expenses partially offset the revenue shortfall, resulting in an operating loss of $7 million.
Total advertising revenue was $682 million, up approximately $3 million compared to last year. The quarter was, however, best seen as two distinct periods: January through early March, which largely performed as expected, with strength in the US and some COVID-19 related weakness in Asia, and early March through the end of the quarter, when the pandemic became global. As an indication of the rapid change in advertising behavior, from March 11 (when many events around the world began to be canceled and many in the US began sheltering in place) until March 31, our total advertising revenue declined approximately 27% year over year. The downturn we saw in March was particularly pronounced in the US, and advertising weakness in Asia began to subside as work and travel restrictions were gradually lifted.
During Q1, we made progress on our two most significant revenue product priorities. Our first priority is our ad server rebuild, which we are focused on completing by the end of Q2. This rebuild will transition our platform to microservice architecture and we expect it will result in more efficient operation, faster innovation, and better ability to experiment. We were pleased that some of our new services on the ad server successfully handled record Super Bowl ad traffic in February.

Our second ad priority is direct response advertising, beginning with our next-generation Mobile Application Promotion (MAP) ad format. We recently began pilot testing portions of our improved offering with a few advertisers, with plans to expand the test over several phases. We see a path to driving more direct response advertising on Twitter in 2020 and beyond through this work on MAP and by increasingly helping people on Twitter benefit from a more personalized experience. An improved MAP and more direct response ad formats would increase our addressable market, with more access to advertising demand that may be more resilient through an economic downturn, while building on our strengths in helping brands launch something new and connect with what’s happening.
Data licensing and other revenue totaled $125 million, an increase of 17%, driven by strength in Developer and Enterprise Solutions (DES) bookings and the timing of revenue recognition. We expect this growth to moderate over the course of 2020.
We incurred an operating loss of $7 million for an operating margin of -1% of total revenue, compared to operating income of $94 million and an operating margin of 12% for the same period in 2019. We incurred a net loss of $8 million, with net margin of -1% and diluted EPS of ($0.01).
In light of the current operating and economic environment, we have shifted resources and priorities to increase focus on our revenue products, particularly performance ads beginning with MAP, with the goal of accelerating our long-term roadmap. We have also reduced our company hiring and non-labor expense plans to lower our expense growth while continuing to focus our investments on Engineering, Product, and Trust & Safety, ensuring our resources are allocated against our most important work.
We are making measured and thoughtful adjustments to adapt to this more uncertain operating and economic environment. Today, advertisers can use our Video Website Cards, Video App Cards, and other ad formats for direct response objectives, but we believe we can improve the speed to launch campaigns, the breadth of advertising formats, and the effectiveness of campaigns with more and better-performing direct response ad formats. We have been working on our MAP and broader direct response strategy and product roadmap over the past year, and believe the current state of advertising demand validates the importance and elevates the urgency of this work. We have increased our focus and the relative prioritization of our revenue products, and will shift and add product and engineering resources as practical to increase our pace of execution on this critical work.
We began 2020 with a plan to grow headcount by 20% or more year over year. In light of the current environment, we have carefully considered our expenses and slowed our hiring ramp. We’re continuing to grow our Engineering, Product, Design, Research, and Trust & Safety teams, while largely holding headcount at current levels in other functions as we continue to monitor the broader environment and our own operations.
Lower headcount growth, decisions we’ve made to reduce non-labor costs, and savings from business activities such as travel and customer events that have been significantly curtailed, combined with future decisions we make as this very dynamic environment continues to unfold, are expected to result in full-year 2020 total expense growth that will be considerably less than the 20% we expected at the beginning of the year. We currently expect Q2 expenses to be meaningfully below the year-over-year growth we observed in Q1, likely closer to a year-over-year percentage growth rate in the low teens. Notwithstanding the dynamic and uncertain environment, we believe it is critical for us to continue investing in our most impactful work, given our confidence in the significant long-term growth opportunity for Twitter.

Q1 2020 FINANCIAL AND OPERATIONAL DETAIL
Revenue
Total revenue was $808(1) million in Q1, up 3%. We had a strong start to the quarter before the effects of COVID-19 began spreading more broadly, resulting in widespread economic disruption and a significant decrease in global advertising spend in March.
US revenue was $468 million, an increase of 8%. Total international revenue was $339 million, a decrease of 4%. Japan, our second largest market, saw revenue of $131 million, down 3%. The year-over-year declines in international revenue reflect continued MAP headwinds due to issues in the personalization and data settings we discussed in October 2019, as well as an earlier impact in the quarter from COVID-19 in Asia Pacific (APAC).
Total advertising revenue was $682 million, up approximately $3 million compared to last year. Key results to note:
•By region, US advertising revenue totaled $381 million, an increase of 5%. International ad revenue was $301 million, down 5% with the greatest declines in APAC. We saw a slight recovery in APAC at the end of the quarter, particularly in performance-based ad campaigns.
•By product, we saw the strongest growth in Video Website Card, First View, and Promoted Trends ad formats. As expected, we continued to see declines in our legacy MAP ad format due to previously disclosed issues. We are continuing to remediate these issues in addition to building an improved, more performant MAP ad format that we plan to launch later this year.
•By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue. Our self-serve channel, while considerably smaller, continues to grow.

Data licensing and other revenue totaled $125 million, an increase of 17%, driven by strength in DES. As a reminder, our DES contracts are usually long term with recurring revenue streams. We continue to see opportunity in DES and MoPub, but expect data licensing and other revenue growth to moderate from Q1 levels, as Q1 DES bookings and the timing of revenue recognition led to higher growth than we expect in the remainder of the year.
Advertising Metrics

Total ad engagements increased 25%, resulting primarily from increased impressions driven by audience growth and improved clickthrough rates (CTR), which grew on a year-over-year basis across the majority of ad types.

Cost per engagement (CPE) decreased 19%, driven by like-for-like price decreases across most ad formats and lower demand in March. As a reminder, CPE is an output of our ads auction process, and will vary from one period to another based on geographic performance, auction dynamics, the strength of demand for various ad formats, and campaign objectives.
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(1) Please note the sum of US revenue and international revenue does not add up to total revenue in Q1’20 due to rounding. Please note that the sum of advertising revenue and data licensing and other revenue does not add up to total revenue in Q1’20, also due to rounding.

Expenses
Total costs and expenses (which include cost of revenue and all operating expenses) grew 18% to $815 million in Q1. The increase reflects planned headcount growth and other investments in our objectives, though Q1 growth was lower than our expectations when the quarter began:
•Cost of revenue grew 8% to $284 million, primarily driven by infrastructure-related expenses and depreciation expense.
•Research and development expenses grew 37% to $200 million, primarily due to higher personnel-related costs as we continue to focus our investments on engineering, product, and design, and higher allocated facilities and supporting overhead expenses.
•Sales and marketing expenses grew 8% to $221 million, primarily due to higher allocated facilities and supporting overhead expenses, partially offset by a reduction in travel and marketing expenses.
•General and administrative expenses grew 42% to $109 million, primarily due to higher personnel-related costs, provision for bad debts, and professional fees, offset by higher facilities and supporting overhead expenses allocated to other functions.
Stock-based compensation (SBC) expense grew 17% to $98 million and was approximately 12% of total revenue compared to 10% in the prior quarter. We grew headcount as planned earlier in the quarter and ended Q1 with more than 5,100 employees worldwide.
We incurred an operating loss of $7 million, or -1% of total revenue, compared to operating income of $94 million or 12% for the same period in 2019. The decrease in year-over-year operating income is primarily due to higher personnel-related costs and lower-than-expected revenue.
Our net GAAP benefit for income taxes in Q1 was $7 million. We currently expect our GAAP effective tax rate to be in the range of 12% to 22% in the near term, excluding one-time transactions and the impact of tax deductions for stock-based compensation, with quarterly variability mostly due to changes in profit by jurisdiction.
We incurred a net loss of $8 million, with net margin of -1% and diluted EPS of ($0.01). In the same period last year, we reported net income of $191 million, with net margin of 24% and diluted EPS of $0.25. Excluding a $124 million tax benefit related to the establishment of a deferred tax asset from an intra-entity transfer of an intangible asset, adjusted net income was $66(2) million, with adjusted net margin of 8% and adjusted diluted EPS of $0.09 in the same period last year.
Balance Sheet and Statement of Cash Flows
We ended the quarter with approximately $7.7 billion in cash, cash equivalents, and marketable securities. This includes gross proceeds of $1 billion from a convertible note issuance in March related to our recent partnership with Silver Lake, which we will use in part to finance a stock repurchase of up to $2 billion over time.
Net cash provided by operating activities in the quarter was $247 million, a decrease from $352 million in the same period last year. Capital expenditures totaled $121 million, compared to $81 million in the same period last year, driven by investments we are making in our infrastructure to support audience growth and product innovation. We continued to generate positive free cash flow, with adjusted free cash flow of $126 million in Q1, compared to $271 million in the same period last year.

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(2) Please note that Q1’19 net income less our Q1’19 tax benefit related to the establishment of a deferred tax asset from an intra-entity transfer of an intangible asset does not equal adjusted net income due to rounding.

Monetizable Daily Active Usage
Q1 extended our momentum in mDAU growth with average mDAU of 166 million, up 24%. This is the highest quarterly year-over-year growth rate we’ve seen since we began reporting mDAU growth. The trend was broad-based, with double-digit growth in all top 10 markets. We grew US mDAU by 17% and international mDAU by 26%.

By region:
•Average US mDAU was 33 million, compared to 28 million in the same period of the previous year and compared to 31 million in the previous quarter.
•Average international mDAU was 133 million, compared to 105 million in the same period of the previous year and compared to 121 million in the previous quarter.
Outlook
Given the unprecedented uncertainty and rapidly shifting market conditions of the current business environment, we are not providing quarterly revenue or operating income guidance for Q2. Although we are also not updating our previously withdrawn full-year outlook for expense and headcount growth, capital expenditures, or stock-based compensation at this time, please note the following:
•Capital expenditures: While we remain committed to building out a new data center, recent developments may impact capex spend in full-year 2020. Current IT supply chain constraints are likely to affect timing of the buildout and elevated near-term capacity needs are driving increased spend on our existing infrastructure.
•SBC: Stock-based compensation expense is closely tied to headcount, timing of grants, and vesting. We have diminished visibility for full-year 2020 expenses with reductions in our hiring ramp underway, but we do expect SBC to grow sequentially in Q2 by 25% or more.

For more information regarding the non-GAAP financial measures discussed in this letter, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.
Appendix
First Quarter 2020 Webcast and Conference Call Details
Twitter will host a conference call today, Thursday, April 30, 2020, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the first quarter of 2020. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using $TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Second Quarter Earnings Release Details
Twitter expects to release financial results for the second quarter of 2020 on July 23, 2020, before the market opens at approximately 4am Pacific Time (7am Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5am Pacific Time (8am Eastern Time).
About Twitter, Inc. (NYSE: TWTR)
Twitter is what's happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

A Note About Metrics
Twitter defines monetizable daily active usage or users (mDAU) as people, organizations, or other accounts who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active total accounts. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, our measures of mDAU growth and engagement may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology.

The numbers of mDAU presented in our earnings materials are based on internal company data. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement across our large number of total accounts around the world. Furthermore, our metrics may be impacted by our information quality efforts, which are our overall efforts to reduce malicious activity on the service, inclusive of spam, malicious automation, and fake accounts. For example, there are a number of false or spam accounts in existence on our platform. We have performed an internal review of a sample of accounts and estimate that the average of false or spam accounts during the first quarter of 2020 represented fewer than 5% of our mDAU during the quarter. The false or spam accounts for a period represents the average of false or spam accounts in the samples during each monthly analysis period during the quarter. In making this determination, we applied significant judgment, so our estimation of false or spam accounts may not accurately represent the actual number of such accounts, and the actual number of false or spam accounts could be higher than we have estimated. We are continually seeking to improve our ability to estimate the total number of spam accounts and eliminate them from the calculation of our mDAU, and have made improvements in our spam detection capabilities that have resulted in the suspension of a large number of spam, malicious automation, and fake accounts. We intend to continue to make such improvements. After we determine an account is spam, malicious automation, or fake, we stop counting it in our mDAU, or other related metrics. We also treat multiple accounts held by a single person or organization as multiple mDAU because we permit people and organizations to have more than one account. Additionally, some accounts used by organizations are used by many people within the organization. As such, the calculations of our mDAU may not accurately reflect the actual number of people or organizations using our platform.

In addition, geographic location data collected for purposes of reporting the geographic location of our mDAU is based on the IP address or phone number associated with the account when an account is initially registered on Twitter. The IP address or phone number may not always accurately reflect a person’s actual location at the time they engaged with our platform. For example, someone accessing Twitter from the location of the proxy server that the person connects to rather than from the person’s actual location.

We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.

Forward-Looking Statements
This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance, and strategies to improve financial and operating performance; the impact of the COVID-19 pandemic and related responses of businesses and governments to the pandemic on Twitter’s operations and personnel, on commercial activity and advertiser demand across Twitter’s platform, and on Twitter’s operating results, as well as on worldwide and regional economies; Twitter’s anticipated strategies, and product and business plans, and its priorities, product initiatives, and product development plans, including the completion and expected benefits of the full ad server rebuild and next-generation MAP and direct response ad format efforts; Twitter’s expectations and strategies regarding the growth of its revenue, including the drivers of such growth, audience, and engagement (including, in each case, any potential impact of COVID-19), advertiser base and spending, headcount growth targets, and allocation of resources; Twitter’s expectations regarding future capital expenditures and other expenses, including its investments in a new data center and its stock-based compensation expense, and the timing of these expenditures; and Twitter’s expectations regarding future taxes. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: the COVID-19 pandemic and related impacts will continue to adversely impact our business, financial condition, and operating results and the achievement of our strategic objectives, as well as the markets in which we operate and worldwide and regional economies; Twitter's total accounts and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers continue to reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this letter to shareholders are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures
To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, adjusted diluted net income (loss) per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal quarter ended March 31, 2020, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. Twitter defines non-GAAP income before income taxes as income (loss) before income taxes adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately-held companies, restructuring charges, and one-time nonrecurring gain, if any; Twitter defines non-GAAP provision (benefit) for income taxes as the current and deferred income tax expense commensurate with the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings; and Twitter defines non-GAAP net income as net income (loss) adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash interest expense related to convertible notes, non-cash expense related to acquisitions, impairment (gain) on investments in privately-held companies, restructuring charges, and one-time nonrecurring gain, if any, and adjustment to income tax expense based on the non-GAAP measure of profitability using the estimated annual effective tax rate, which is dependent on the jurisdictional mix of earnings. Non-GAAP diluted net income per share is calculated by dividing non-GAAP net income by non-GAAP diluted share count. Non-GAAP diluted share count is GAAP basic share count plus potential common stock instruments such as stock options, RSUs, shares to be purchased under employee stock purchase plan, unvested restricted stock, the conversion feature of convertible senior notes, and warrants. Twitter defines adjusted EBITDA as net income (loss) adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, restructuring charges, and one-time nonrecurring gain, if any. Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, non-cash expense related to acquisitions, restructuring charges, and one-time nonrecurring gain, if any. We have presented adjusted net income (loss) solely to exclude the income tax benefit from the establishment of a deferred tax asset related to an intra-entity transfer of an intangible asset in the three months ended March 31, 2019, and no other adjustments were made in the calculation of these measures. Adjusted net margin is calculated by dividing adjusted net income (loss) by GAAP revenue. Adjusted diluted net income (loss) per share is calculated by dividing adjusted net income (loss) by GAAP diluted share count. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).

Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter believes that revenues on a constant currency basis, non-GAAP income before income taxes, non-GAAP provision (benefit) for income taxes, non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted dilutive net income (loss) per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted diluted net income (loss) per share help identify underlying trends in its business that could otherwise be masked by expenses and one-time gains or charges that it excludes in non-GAAP net income, non-GAAP diluted net income per share, adjusted EBITDA, non-GAAP costs and expenses, adjusted net income (loss), adjusted net margin, and adjusted diluted net income (loss) per share, or the effect of the one-time income tax benefits related to the establishment of a deferred tax asset described above, which are non-operating benefits. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.
These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors:	Press:

Cherryl Valenzuela	Giovanna Falbo

ir@twitter.com	press@twitter.com

TWITTER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$3,463,349	$1,799,082
Short-term investments	4,207,315	4,839,970
Accounts receivable, net	656,377	850,184
Prepaid expenses and other current assets	140,538	130,839
Total current assets	8,467,579	7,620,075
Property and equipment, net	1,081,371	1,031,781
Operating lease right-of-use assets	666,527	697,095
Intangible assets, net	64,565	55,106
Goodwill	1,269,633	1,256,699
Deferred tax assets, net	1,856,293	1,908,086
Other assets	134,757	134,547
Total assets	$13,540,725	$12,703,389
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$183,921	$161,148
Accrued and other current liabilities	370,256	500,893
Operating lease liabilities, short-term	141,955	146,959
Finance lease liabilities, short-term	13,888	23,476
Total current liabilities	710,020	832,476
Convertible notes, long-term	2,706,038	1,816,833
Senior notes, long-term	692,240	691,967
Operating lease liabilities, long-term	582,872	609,245
Deferred and other long-term tax liabilities, net	25,366	24,170
Other long-term liabilities	28,562	24,312
Total liabilities	4,745,098	3,999,003
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,952,059	8,763,330
Accumulated other comprehensive loss	(157,997)	(70,534)
Retained earnings	1,561	11,586
Total stockholders’ equity	8,795,627	8,704,386
Total liabilities and stockholders’ equity	$13,540,725	$12,703,389

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$807,637	$786,890
Costs and expenses
Cost of revenue	284,037	264,011
Research and development	200,388	146,246
Sales and marketing	221,287	205,799
General and administrative	109,368	77,176
Total costs and expenses	815,080	693,232
Income (loss) from operations	(7,443)	93,658
Interest expense	(33,270)	(37,260)
Interest income	32,897	40,541
Other expense, net	(7,719)	(436)
Income (loss) before income taxes	(15,535)	96,503
Benefit from income taxes	(7,139)	(94,301)
Net income (loss)	$(8,396)	$190,804
Net income (loss) per share:
Basic	$(0.01)	$0.25
Diluted	$(0.01)	$0.25
Weighted-average shares used to compute net income (loss) per share:
Basic	780,688	764,550
Diluted	780,688	777,689

TWITTER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$(8,396)	$190,804
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	120,649	113,474
Stock-based compensation expense	97,903	83,491
Amortization of discount on convertible notes	21,504	30,877
Bad debt expense	14,067	627
Deferred income taxes	(7,024)	14,364
Deferred tax assets establishment related to intra-entity transfers of intangible assets	—	(124,420)
Impairment of investments in privately-held companies	8,003	—
Other adjustments	(8,425)	3,446
Changes in assets and liabilities, net of assets acquired and liabilities assumed from acquisitions:
Accounts receivable	168,932	103,633
Prepaid expenses and other assets	(6,252)	(9,284)
Operating lease right-of-use assets	38,749	35,433
Accounts payable	(14,480)	(12,879)
Accrued and other liabilities	(139,168)	(47,997)
Operating lease liabilities	(39,295)	(29,876)
Net cash provided by operating activities	246,767	351,693
Cash flows from investing activities
Purchases of property and equipment	(122,667)	(83,026)
Proceeds from sales of property and equipment	1,623	1,956
Purchases of marketable securities	(1,233,530)	(1,635,142)
Proceeds from maturities of marketable securities	1,125,634	1,711,300
Proceeds from sales of marketable securities	722,253	34,358
Business combinations, net of cash acquired	(14,780)	—
Other investing activities	(12,389)	—
Net cash provided by investing activities	466,144	29,446
Cash flows from financing activities
Proceeds from issuance of convertible notes	1,000,000	—
Debt issuance costs	(14,662)	—
Taxes paid related to net share settlement of equity awards	(11,693)	(9,477)
Payments of finance lease obligations	(9,966)	(19,719)
Proceeds from exercise of stock options	305	95
Net cash provided by (used in) financing activities	963,984	(29,101)
Net increase in cash, cash equivalents and restricted cash	1,676,895	352,038
Foreign exchange effect on cash, cash equivalents and restricted cash	(11,948)	(146)
Cash, cash equivalents and restricted cash at beginning of period	1,827,666	1,921,875
Cash, cash equivalents and restricted cash at end of period	$3,492,613	$2,273,767
Supplemental disclosures of non-cash investing and financing activities
Common stock issued in connection with acquisitions	$1,312	$—
Changes in accrued property and equipment purchases	$38,512	$43,720
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$3,463,349	$2,247,661
Restricted cash included in prepaid expenses and other current assets	1,846	1,222
Restricted cash included in other assets	27,418	24,884
Total cash, cash equivalents and restricted cash	$3,492,613	$2,273,767

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Non-GAAP net income and net income per share:
Net income (loss)	$(8,396)	$190,804
Exclude: Benefit from income taxes	(7,139)	(94,301)
Income (loss) before income taxes	(15,535)	96,503
Stock-based compensation expense	97,903	83,491
Amortization of acquired intangible assets	5,041	4,785
Non-cash interest expense related to convertible notes	21,504	30,877
Impairment on investments in privately-held companies	8,003	—
Non-GAAP income before income taxes	116,916	215,656
Non-GAAP provision (benefit) for income taxes (1)	29,508	(72,829)
Non-GAAP net income	$87,408	$288,485
GAAP basic shares	780,688	764,550
Dilutive equity awards (2)	9,987	13,139
Non-GAAP diluted shares (3)	790,675	777,689
Non-GAAP diluted net income per share	$0.11	$0.37
Adjusted EBITDA:
Net income (loss)	$(8,396)	$190,804
Stock-based compensation expense	97,903	83,491
Depreciation and amortization expense	120,649	113,474
Interest and other expense (income), net	8,092	(2,845)
Benefit from income taxes	(7,139)	(94,301)
Adjusted EBITDA	$211,109	$290,623
Stock-based compensation expense by function:
Cost of revenue	$5,756	$5,048
Research and development	60,587	46,261
Sales and marketing	18,839	18,065
General and administrative	12,721	14,117
Total stock-based compensation expense	$97,903	$83,491
Amortization of acquired intangible assets by function:
Cost of revenue	$5,041	$4,320
Sales and marketing	—	465
Total amortization of acquired intangible assets	$5,041	$4,785
Non-GAAP costs and expenses:
Total costs and expenses	$815,080	$693,232
Less: stock-based compensation expense	(97,903)	(83,491)
Less: amortization of acquired intangible assets	(5,041)	(4,785)
Total non-GAAP costs and expenses	$712,136	$604,956
Adjusted free cash flow:
Net cash provided by operating activities	$246,767	$351,693
Less: purchases of property and equipment	(122,667)	(83,026)
Plus: proceeds from sales of property and equipment	1,623	1,956
Adjusted free cash flow	$125,723	$270,623
Adjusted net income (loss) and adjusted diluted net income (loss) per share:
Net income (loss)	$(8,396)	$190,804
Exclude: benefit from deferred tax asset (4)	—	(124,420)
Adjusted net income (loss)	$(8,396)	$66,384
GAAP diluted shares	780,688	777,689
Adjusted diluted net income (loss) per share	$(0.01)	$0.09

(1) The non-GAAP benefit from income taxes for the three months ended March 31, 2019 includes a benefit of $124.4 million from the establishment of a deferred tax asset from an intra-entity transfer of an intangible asset.

(2) Gives effect to potential common stock instruments such as stock options, RSUs, shares to be issued under ESPP, unvested restricted stocks and warrants. There is no dilutive effect of the notes or the related hedge and warrant transactions.

(3) GAAP dilutive shares are the same as non-GAAP dilutive shares for the three months ended March 31, 2019.
(4) The benefit from deferred tax asset in the three months ended March 31, 2019 is related to the establishment of a deferred tax asset from an intra-entity transfer of an intangible asset.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect:
Revenue(1)	$808	$787
Foreign exchange effect on 2020 revenue using 2019 rates	1
Revenue excluding foreign exchange effect	$809
Revenue year-over-year change percent	3%
Revenue excluding foreign exchange effect year-over-year change percent	3%

Advertising revenue	$682	$679
Foreign exchange effect on 2020 advertising revenue using 2019 rates	1
Advertising revenue excluding foreign exchange effect	$683
Advertising revenue year-over-year change percent	—%
Advertising revenue excluding foreign exchange effect year-over-year change percent	1%

Data licensing and other revenue	$125	$107
Foreign exchange effect on 2020 data licensing and other revenue using 2019 rates	—
Data licensing and other revenue excluding foreign exchange effect	$125
Data licensing and other revenue year-over-year change percent	17%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	17%

International revenue	$339	$355
Foreign exchange effect on 2020 international revenue using 2019 rates	1
International revenue excluding foreign exchange effect	$340
International revenue year-over-year change percent	(4)%
International revenue excluding foreign exchange effect year-over-year change percent	(4)%

International advertising revenue	$301	$317
Foreign exchange effect on 2020 international advertising revenue using 2019 rates	1
International advertising revenue excluding foreign exchange effect	$302
International advertising revenue year-over-year change percent	(5)%
International advertising revenue excluding foreign exchange effect year-over-year change percent	(5)%

(1) Note the sum of advertising revenue and data licensing and other revenue does not add up to total revenue in the three months ended March 31, 2020 and 2019 above due to rounding.